Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. on Form S-14 (File No. 2-96149) and in Altria Group, Inc.'s Registration Statements on Form S-3 (File No. 333-177580) and Form S-8 (File Nos. 333-28631, 33-10218, 33-13210, 33-14561, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-139523, 333-148070, 333-156188, 333-167516 and 333-170185), of our report dated January 30, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in this Annual Report on Form 10-K (“Form 10-K”). We also consent to the incorporation by reference of our report dated January 30, 2014 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
February 26, 2014